Cheviot Financial Corp. Announces Decision not to Participate
                        in the Capital Purchase Program


Cincinnati, Ohio - November 14, 2008 - Cheviot Financial Corp. (NASDAQ:CHEV) announced today that the Company's Board of Directors has decided not to participate in the U.S. Treasury Department's Capital Purchase Program which is part of the Troubled Asset Relief Program (TARP) initiative. At September 30, 2008, Cheviot Financial Corp. exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 16.7%, 16.7% and 32.2%. We believe our high capital level and liquidity position provide Cheviot the flexibility in today's environment to continue to generate loans, execute organic growth, and acquisition plans without TARP capital.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

Contact - Cheviot Savings Bank
          Thomas J. Linneman 513-661-0457